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                                                                  EXHIBIT 11 (1)

Layne Christensen Company
Statement Regarding Computation of per Share Earnings

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

                                                             YEAR ENDED JANUARY 31,
                                                    ------------------------------------------
                                                        2002            2001           2000
                                                    -----------     -----------    -----------

COMPUTATION OF PER SHARE EARNINGS (IN
    THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net income (loss)                                   $     1,078     $    (5,926)   $    (7,665)
                                                    ===========     ===========    ===========
Weighted average common shares
   outstanding                                       11,758,000      11,758,000     11,675,000
Dilutive stock options                                  277,000               -              -
                                                    -----------     -----------    -----------
                                                     12,035,000      11,758,000     11,675,000
                                                    ===========     ===========    ===========

Per share:
   Basic earnings (loss) per share                  $      0.09     $     (0.50)   $     (0.66)
                                                    ===========     ===========    ===========
   Diutive earnings (loss) per share                $      0.09     $     (0.50)   $     (0.66)
                                                    ===========     ===========    ===========

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